UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2011 (January 25, 2011)
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Bob Evans Farms, Inc. (the “Company”) announced on January 25, 2011 that Paul F. DeSantis will join the Company on March 7, 2011 as its chief financial officer, treasurer and assistant corporate secretary. In this role, Mr. DeSantis will oversee the financial reporting, investor relations and corporate finance functions.
Mr. DeSantis is currently with A. Schulman, Inc. (NASDAQ: SHLM) and has served as its chief financial officer and treasurer of since April 17, 2006. He joined A. Schulman, Inc. in January 2006 as vice president of finance. Prior to that, he was corporate treasurer at Scotts Miracle-Gro (NYSE: SMG). He also served as vice president of finance, Scotts North American Sales and vice president and business unit CFO for Scotts International in France. Before joining Scotts in 1997, he held multiple corporate and operating finance positions at the Kellogg Company and was a financial analyst for General Motors Acceptance Corporation. Mr. DeSantis earned an MBA in finance from the University of Michigan and an undergraduate degree in marketing and international business from Georgetown University in Washington, D.C.
Mr. DeSantis will be paid a base salary of $375,000 annually. He will also be eligible to earn an incentive compensation bonus of 60% (target) of his salary. He will be eligible to receive the first annual bonus in June 2011 for the fiscal year ending April 29, 2011. The first-year bonus will be pro-rated based on the number of months of service in the Company’s current fiscal year. Mr. DeSantis will also be eligible to participate in the Company’s Performance Incentive Plan (“PIP”). The Company sets PIP goals annually, which include specific company and business unit goals and the Company’s earnings per share goal at a target of 105% of annual base salary if the performance goal is attained. Awards made pursuant to the PIP are in the form of restricted stock units and vest over three years. The first-year PIP award will be pro-rated based on the number of months of service in the Company’s current fiscal year ending April 29, 2011.
Mr. DeSantis will also be a participant in the Company’s Executive Change in Control and Severance Plan “CIC/Severance Plan” as a Class B participant. The CIC/Severance Plan provides for compensation in the event of the termination of employment related to a Change in Control event, or in the event of Severance without a Change in Control event. Under the CIC/Severance Plan, if a Class B participant’s employment is terminated without “cause” or by the executive officer for “good reason” during the one year period, the participant will be eligible for (a) 200% of the sum of (i) Base Salary and (ii) Bonus Amount; and (b) for 18 months after the participant’s Date of Termination, life, medical, dental and/or vision insurance programs in which the participant was participating. If a participant is eligible (i.e., not terminated for Cause, retires, etc.) for payments and benefits due to Severance (and without a Change in Control event), the Company shall: (a) pay the Participant an amount equal to (i) his or her Base Salary; divided by (ii) 12; multiplied by (iii) the Benefit Multiplier. The Benefit Multiplier is based on years of service, as follows:

Years of Service	Benefit Multiplier Formula

Less than twelve	One for each Year of Service
Twelve or more	Twelve

Additionally, if the participant is enrolled in the Company’s medical, dental and/or vision benefit programs on the Date of Termination, the Company will pay a lump sum amount equal to the difference between (i) the premium cost for COBRA continuation coverage, and (ii) the required contribution rate that would be charged to an active employee for that coverage, each determined as of the Date of Termination; multiplied by the Benefit Multiplier.
Mr. DeSantis will also be entitled to participate in other executive and group benefits generally offered to executives of the Company.
Chief Risk and Compliance Officer Richard B. Green will continue to serve as Interim Chief Financial Officer until Mr. DeSantis joins to company on March 7, 2011. Mr. Green joined Bob Evans in February 2010. He most recently served for three years at Embarq Corporation (now CenturyTel), including two years as its chief accounting officer. Mr. Green also spent 15 years in various finance roles at Sprint Corporation, worked 12 years in public accounting for Deloitte and Touche, and is a certified public accountant.
The Company issued a press release on January 25, 2011 announcing this event. The press release is attached as Exhibit 99 to this filing.

Item 9.01.	Financial Statements and Exhibits

(a) — (c).	Not applicable.

(d).	Exhibits:

Exhibit No.	Description
99	Press release dated January 25, 2011
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: January 25, 2011	By:	/s/ Mary L. Garceau
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary

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